As filed with the Securities and Exchange Commission on March 21, 2011

Registration No. 333-72445
Registration No. 333-128157
Registration No. 333-11653
Registration No. 333-55280
Registration No. 333-137187
Registration No. 333-151587
Registration No. 333-151609
Registration No. 333-167550
Registration No. 333-10089

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-72445
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-128157
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-11653
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-55280
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-137187
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-151587
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-151609
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-167550
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-10089
UNDER THE SECURITIES ACT OF 1933

JO-ANN STORES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Ohio	34-0720629

(State of Incorporation)	(I.R.S. Employer Identification No.)

5555 Darrow Road Hudson, Ohio	44236

(Address of Principal Executive Offices)	(Zip Code)
Jo-Ann Stores, Inc. 1998 Incentive Compensation Plan
Jo-Ann Stores, Inc. Employees’ Savings and Profit-Sharing Plan
Jo-Ann Stores, Inc. 401(k) Savings Plan
Jo-Ann Stores, Inc. 2008 Incentive Compensation Plan
Jo-Ann Stores, Inc. 2008 Associate Stock Ownership Plan
Jo-Ann Stores, Inc. 1988 Stock Option Plan for Non-Employee Directors
(Full Title of the Plan)

David Goldston
Secretary
5555 Darrow Road
Hudson, Ohio 44236
(330) 656-2600
(Name, address, zip code, telephone number,
and area code of Agent for Service)
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Jo-Ann Stores, Inc. (the “Company”) is filed to deregister all securities that were previously registered but have not been sold or otherwise issued as of the effective date of this Post Effective Amendment under the Registration Statements:
1.	Registration Statement No. 333-72445 regarding the Jo-Ann Stores, Inc. 1998 Incentive Compensation Plan filed with the Securities and Exchange Commission (the “SEC”) on February 16, 1999;
2.	Registration Statement No. 333-128157 regarding the Jo-Ann Stores, Inc. 1998 Incentive Compensation Plan filed with the SEC on September 7, 2005;
3.	Registration Statement No. 333-11653 regarding the Jo-Ann Stores, Inc. Employees’ Savings and Profit Sharing Plan filed with the SEC on September 9, 1996;
4.	Registration Statement No. 333-55280 regarding the Jo-Ann Stores, Inc. 401(k) Savings Plan filed with the SEC on February 9, 2001;
5.	Registration Statement No. 333-137187 regarding the Jo-Ann Stores, Inc. 401(k) Savings Plan filed with the SEC on September 8, 2006;
6.	Registration Statement No. 333-151587 regarding the Jo-Ann Stores, Inc. 2008 Incentive Compensation Plan filed with the SEC on June 11, 2008;
7.	Registration Statement No. 333-151609 regarding the Jo-Ann Stores, Inc. 2008 Associate Stock Ownership Plan filed with the SEC on June 12, 2008;
8.	Registration Statement No. 333-167550 regarding the Jo-Ann Stores, Inc. 1998 Incentive Compensation Plan filed with the SEC on June 16, 2010; and
9.	Registration Statement No. 333-10089 regarding the Jo-Ann Stores, Inc. 1988 Stock Option Plan for Non-Employee Directors filed with the SEC on August 13, 1996.
     On December 23, 2010, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Needle Holdings Inc., a Delaware corporation (“Parent”), and Needle Merger Sub Corp., an Ohio corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent. At the effective time of the Merger, each common share of the Company issued and outstanding immediately prior to the effective time of the Merger (other than shares owned by (i) Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent, (ii) the Company or any direct or indirect wholly-owned subsidiary of the Company or (iii) shareholders who have perfected and not otherwise waived, withdrawn or lost their rights as dissenting shareholders, if any, to demand to be paid the “fair cash value” for their shares under Ohio law) was automatically cancelled and converted into the right to receive $61.00 in cash, without interest.
     As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its registration statements, including the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration by means of a post-effective amendment any securities registered under the Registration Statements that remain unsold at the termination of such offerings, the Company hereby removes from registration any securities previously registered but not sold or otherwise issued under the Registration Statements as of the effective date of this Post-Effective Amendment.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hudson, State of Ohio, on March 21, 2011.

JO-ANN STORES, INC.
By:	/s/ David Goldston
David Goldston
Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Darrell Webb Darrell Webb	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	March 21, 2011

/s/ James Kerr James Kerr	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 21, 2011

/s/ Travis Smith Travis Smith	Director	March 21, 2011

/s/ Jonathan Sokoloff Jonathan Sokoloff	Director	March 21, 2011

/s/ Todd Purdy Todd Purdy	Director	March 21, 2011

/s/ John Yoon John Yoon	Director	March 21, 2011